UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                          Commission File Number 1-4957
                             Nalco Chemical Company
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             (Exact name of registrant as specified in its charter)

  One Nalco Center, Naperville, Illinois 60563-1198, Telephone: (630) 305-1000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.1875 per share
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            (Title of each class of securities covered by this Form)

                              6.25% Unsecured Notes
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)       |X|           Rule 12h-3(b)(1)(i)    |X|
           Rule 12g-4(a)(1)(ii)      |_|           Rule 12h-3(b)(1)(ii)   |_|
           Rule 12g-4(a)(2)(i)       |_|           Rule 12h-3(b)(2)(i)    |_|
           Rule 12g-4(a)(2)(ii)      |_|           Rule 12h-3(b)(2)(ii)   |_|

     Approximate number of holders of record as of the certification or notice date: one

     Pursuant to the requirements of the Securities and Exchange Act of 1934, Nalco Chemical Company caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 20, 1999         By:  /s/ Kevin Keogh
                                     ----------------------------
                                     Name:   Kevin Keogh
                                     Title:  Special Counsel to Nalco
                                             Chemical Company